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                                                                    Exhibit 23.5

                        Consent of Independent Auditors

We consent to the references to our firm under the captions "Experts". "Corporate Governance" and "Operating and Financial Review" and to the use of our report dated 5 March 2001 in Post-Effective Amendment No. 2 to the Registration Statement (Form F-1 No. 333-52832) and related Prospectus of UBS AG for Debt Securities and Trust Preferred Securities and related guarantees of UBS AG.


                                                      Ernst & Young Ltd.


                               Peter Heckendorn           Thomas Schneider
                               lic.oec.                   Certified Accountant
                               in charge of the audit     in charge of the audit


Basel Switzerland
28 March 2001